Exhibit 10.5

[PATHEON]

November 29, 2009

JLL Patheon Holdings, LLC

c/o JLL Partners, Inc.

450 Lexington Avenue, Suite 3350

New York, NY 10017

Attention: Paul S. Levy, Ramsey A. Frank and Thomas S. Taylor

Patheon Inc.

This letter agreement sets out the terms and conditions on which Patheon Inc. (“Patheon”), the members of the Special Committee of the Board of Directors of Patheon, JLL Patheon Holdings, LLC (“JLL”) and the nominees of JLL to the Board of Directors of Patheon have agreed to settle the currently pending litigation among them (the “Settlement”).

The terms of the Settlement are set out in the term sheet attached as Schedule A to this agreement.

The parties agree that this agreement is subject to obtaining all necessary court approvals of the Settlement. If such approvals are not obtained prior to December 11, 2009, this agreement shall be null and void.

Subject to the conditions set out in Schedule A to this agreement, each party hereto agrees to use its commercial best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as is practicable and to otherwise give effect to the matters contemplated by this agreement, including obtaining any necessary court approvals of the Settlement prior to December 11, 2009. Each of the parties hereto shall reasonably cooperate with the other party in taking such actions.

This agreement is intended to be a binding agreement, enforceable against each of the parties hereto. In the event of any inconsistency between the terms and provisions of this agreement and those contained in the Investor Agreement dated April 27, 2007 between Patheon and JLL, the terms and provisions of this Agreement shall prevail.

If any provision of this agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.

This agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties hereto shall be governed by, the laws of the Province of Ontario. Each party hereto irrevocably attorns to the non-exclusive jurisdiction of the courts of such province.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.

[Signature Page Follows]

If this agreement accurately sets forth the agreement among the parties, please return a fully-executed copy of this agreement to us as soon as possible.

Yours very truly,

PATHEON INC.

by	(signed) Paul W. Currie
Paul W. Currie
Chairman of the Special
Committee of the Board of Directors

Claudio F. Bussandri
Paul W. Currie
Roy T. Graydon
Derek J. Watchorn
G. Wesley Voorheis

by	(signed) Paul W. Currie
Paul W. Currie

Confirmed and accepted this 30th day of November, 2009.

JLL PATHEON HOLDINGS, LLC

by	(signed) Ramsey A. Frank
Ramsey A. Frank
Authorized Person

Ramsey A. Frank
Paul S. Levy
Thomas S. Taylor

by	(signed) Ramsey A. Frank
Ramsey A. Frank

SCHEDULE A

LITIGATION SETTLEMENT TERMS

Set .forth below is a term sheet (this “Term Sheet” setting out terms and conditions for the settlement of the currently pending litigation between Patheon Inc., the members of the Special Committee of the Board of Directors of Patheon Inc., JLL Patheon Holdings, LLC and the nominees of JLL Patheon Holdings, LLC to the Board of Directors of Patheon Inc.

Resolution of Litigation	Each of Patheon Inc. (“Patheon”) and JLL Patheon Holdings, LLC (“JLL”), as well as their respective affiliates, will take all action necessary (including obtaining required orders of the Court) to dismiss on consent, with prejudice and without costs all litigation proceedings and claims currently pending between or among the parties, including any and all claims made by JLL against the current and former members of the Special Committee of the Board of Directors of Patheon (the “Special Committee”) and any and all claims made by Patheon against JLL and its affiliates and the members of the Board of Directors of Patheon appointed by JLL (the “JLL Nominees”) pursuant to Patheon’s Class I Preferred Shares, Series D (collectively, the “Litigation”).

Mutual Releases	Each of Patheon and JLL will release and forever discharge each other and their respective affiliates, as well as the JLL Nominees and each of the current or former members of the Special Committee, from any and all claims arising from or relating to the offer (“Offer”) by JLL and its affiliates to purchase any and all of the issued and outstanding restricted voting shares of Patheon (“Restricted Voting Shares”) at a price per Restricted Voting Share of U.S. $2.00 in cash, including (i) all claims asserted or which could have been asserted in the Litigation; (ii) any actions or omissions by Patheon, the members of the Special Committee, JLL, and the JLL Nominees in connection with the announcement of the Offer or taken in response to the announcement or commencement thereof, whether before or after the commencement or consummation thereof, (iii) all actions or omissions by any of the foregoing parties asserted as a basis for any claims raised or that could have been raised in connection with the Litigation, and (iii) the conduct of the Special Committee since its inception, including with respect to the discussions between Patheon and Lonza Group AG.

Board of Directors	Upon settlement of the Litigation by obtaining issued dismissal orders (the date on which such dismissal orders are issued being referred to herein as the “Effective Date”), the composition of the Board of Directors of Patheon will be modified to consist of the following individuals:

• three JLL Nominees;

• one additional director selected by JLL;

• Roy T. Graydon and Derek J. Watchorn (the “Board Nominees”), each of whom is a resident Canadian within the meaning of the Canada Business Corporations Act (the “CBCA”);

•     Brian G. Shaw (the “Third Independent Nominee” and, collectively with the Board Nominees, the “Independent Directors”);

•     the Chief Executive Officer of Patheon; and

•     Joaquín B. Viso.

Subject to the next following sentence, at each meeting of shareholders of Patheon held prior to March 1, 2011 at which directors of Patheon are to be elected, JLL will vote all of its shares in favour of the re-election of, and will otherwise use its reasonable commercial efforts to re-elect, each of the Independent Directors and, at any requisitioned meeting called for the purpose of removing and/or electing directors, JLL will vote all of its shares against the removal of any of the directors specified above. If either of the Board Nominees is unable or unwilling to stand for re-election at any such meeting of shareholders, or vacates his office, a replacement nominee will be selected by the Board with the unanimous approval of all of the remaining Independent Directors then in office, and JLL will vote all of its shares in favour of the election of, and will otherwise use its reasonable commercial efforts to elect or cause to be appointed, such replacement nominee as a director of Patheon. If the Third Independent Nominee is unable or unwilling to stand for re-election at any such meeting of shareholders, or vacates his office, a replacement nominee who would be a qualifying independent director will be identified by JLL. Following such election or appointment for the purposes of this Term Sheet, the term “Independent Directors” includes any such replacement nominees.

At each meeting of shareholders of Patheon held after March 1, 2011 and prior to March 1, 2012 (including any requisitioned meeting), JLL will vote all of its shares in favour of the election of, and against the removal of, and will otherwise use its reasonable commercial efforts to elect, at least three persons (who may or may not be one or more of the Independent Directors then in office) to the Board of Patheon who would be qualifying independent directors, and these individuals shall constitute the “Independent Directors” for purposes of any actions to be taken by the Independent Directors after March 1, 2011 hereunder. If any of such Independent Directors vacates his office, a replacement nominee who would be a qualifying independent director will be selected by the Board, and JLL will vote all of its shares in favour of the election of, and will otherwise use its reasonable commercial efforts to elect or cause to be appointed, such replacement nominee as a director of Patheon. For the purposes of this section “qualifying independent director” means a person who would be an independent director under the definition in the TSX Company Manual; provided, however, that the Third Independent Nominee shall not be disqualified as an independent director under the definition in the TSX Company Manual solely by virtue of the fact that he or she has been identified by JLL. Following such election or appointment, for the purposes of this Term Sheet, the term “Independent Directors” includes such replacement nominee.

Each member of the Special Committee who is not selected as an Independent Director will resign from the Board of Directors of Patheon effective as of the close of business on the Effective Date.

Promptly upon the resignation of these directors, Patheon shall pay to each such director all outstanding director fees (including any unpaid annual retainer amounts) payable to him and shall redeem all of the deferred share units held by or issuable to each such director in accordance with section 11 of the Directors Deferred Share Unit Plan dated February 22, 2008, as amended March 27, 2008 (the “DSU Plan”). For greater certainty, section 12 of the DSU Plan will not apply to any of such directors.

Transition	Until the Effective Date, all decisions of the Board will require unanimity.

Effective as of the Effective Date, Derek Watchorn will be appointed as a member of the Audit Committee, and Roy Graydon will be appointed as the Chairman of the Audit Committee. The Audit Committee will continue to be composed of three members, the third member being Thomas Taylor, and no further changes will be made to the composition of the Audit Committee until after the date of the release of Patheon’s year-end financial results (the “Release Date”). After the Release Date, the Board may reconstitute the Audit Committee as it deems appropriate.

Until the Release Date, all matters to be considered by the Board relating to Patheon’s fiscal year ended October 31, 2009 or affecting Patheon’s financial results or financial statements for fiscal 2009 or any portion thereof (“Year-End Matters”), including without limitation the approval of Patheon’s earnings release, financial statements and MD&A, and all determinations regarding discretionary compensation in respect of fiscal 2009 or any portion thereof, will be dealt with as follows:

(a)     Year-End Matters within the current mandate of the Audit Committee shall be dealt with by the Audit Committee, acting reasonably, which shall make recommendations to the Board in accordance with its mandate. The Board, acting reasonably, will determine to either accept the recommendations of the Audit Committee or to propose changes in respect of the subject-matter thereof, provided that no change will be implemented without the approval of the Audit Committee, acting reasonably; and

(b)     Year-End Matters not within the current mandate of the Audit Committee will be dealt with by the Board, acting reasonably, provided that the Board shall take no action in respect of any such matter without the approval of each of the Board Nominees, acting reasonably.

Patheon shall not take any action in respect of any Year-End Matter unless it has been approved in accordance with the foregoing.

Special Committee	The Special Committee will be disbanded on the Effective Date. Patheon will pay all outstanding accounts for services rendered by advisors to the Special Committee prior to the Effective Date, which accounts have been approved by the Special Committee. Appropriate documentation of such expenses will be provided to Patheon’s Chief Financial Officer.

Investor Agreement	The Investor Agreement, dated April 27, 2007, by and between Patheon and JLL (the “Investor Agreement”) shall continue in effect.

Standstill	JLL will not acquire, nor make any announcement of any intention to acquire, any additional Restricted Voting Shares for a period ending on the first anniversary of the Effective Date. Thereafter, for so long as the standstill provisions of the Investor Agreement remain in effect, JLL will not acquire any additional Restricted Voting Shares unless such acquisition complies with the standstill provisions of the Investor Agreement and (i) if the acquisition is to be effected by means of a merger, consolidation, amalgamation or similar transaction requiring a vote of shareholders, the acquisition is approved by a majority vote of the holders of the outstanding Restricted Voting Shares not already held by JLL or its associates, affiliates and/or joint actors and (ii) if the acquisition is to be effected by means of a takeover bid, such takeover bid is subject to an irrevocable condition requiring the valid tender to the bid of at least a majority of the outstanding Restricted Voting Shares not already held by JLL or its associates, affiliates and/or joint actors. For the purposes of (i) and (ii), above, the acquisition shall be effected on terms that provide identical consideration to all holders of Restricted Voting Shares, other than JLL, and JLL shall not have entered into any agreement, arrangement or understanding with any other shareholder that provides different consideration (including alternative investment choices) or any collateral benefit associated with the transaction.

JLL will not request any waiver or amendment to the foregoing standstill provisions by public announcement or make any public announcement relating thereto or announce any intention to do so.

Independent Director Approvals of Patheon Actions

Patheon shall not do any of the following, unless approved by a majority of the Independent Directors:

•     until April 27, 2012, enter into any transaction with JLL or any associate or affiliate of JLL, or in which any of the foregoing has a material interest (other than an interest solely through the holding of shares of Patheon) (a “JLL Related Transaction”), including, for greater certainty, any amendment or waiver of the Investor Agreement or the terms hereof;

•     until April 27, 2011, acquire, or announce any intention to acquire, any Restricted Voting Shares pursuant to an issuer bid or otherwise or thereafter until April 27, 2012 do so other than pursuant to an exempt issuer bid; or

•     until April 27, 2012, (i) engage in any rights offering (whether or not backstopped by JLL or one of its affiliates) at a price that is less than 85% of the volume weighted average trading price of the Restricted Voting Shares on the TSX, as calculated pursuant to Subsection 607(e) of the TSX Company Manual, or (ii) for a period of 12 months after the Effective Date, engage in any rights offering that would produce aggregate gross proceeds to Patheon of more than $30 million.

In the event of any uncertainty as to whether a particular transaction does or does not fall within these approval requirements, the Independent Directors shall make the final determination, which shall be binding on the parties.

Shareholder Arrangements by JLL	Unless approved in advance by a majority of the Independent Directors, until April 27, 2012, JLL will not enter into, or agree to, any oral or written agreement, arrangement or understanding, formal or informal, direct or indirect, with any other shareholder of Patheon, in respect of the acquisition of any securities of Patheon or in respect of any merger, consolidation, amalgamation or similar transaction involving Patheon.

Consideration to JLL	In further consideration for the settlement contemplated hereby, on the Effective Date or as soon as practicable thereafter, Patheon will pay to JLL US$1.5 million in cash.

Litigation Fees and Expenses	The parties will jointly advise the Ontario Superior Court of Justice that any claims for costs relating to applications or motions decided prior to the Effective Date are no longer being pursued. Patheon will pay the fees and expenses incurred by it and the members of the Special Committee in connection with the Litigation, and JLL will pay the fees and expenses incurred by it and the JLL Nominees in connection with the Litigation.

Announcements	Promptly after this Term Sheet is agreed to by the parties, the parties shall issue a joint press release regarding the Litigation settlement and mutual releases contemplated hereby, which press release shall be mutually agreed to by all parties, acting reasonably. Neither Patheon nor JLL shall issue any other press release or make any other public announcement related to the matters contemplated hereby unless mutually agreed to by the parties.